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                                                                 Exhibit (a)(7)

This  announcement is neither an  offer to purchase  nor a solicitation of  an offer to  sell Shares (as  defined below). The  Offer (as defined  below) is made solely by the Offer to Purchase dated May 24, 1999 and the related Letter of Transmittal and any amendments or supplements thereto, and is being  made to all  holders of Shares.  The Offer is  not being made  to
    (nor will tenders be accepted from  or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In  any jurisdiction where the securities,  blue sky or other laws require the Offer  to be made by a licensed broker or dealer, the Offer  shall be deemed to be  made on behalf of
        Track  Acquisition Incorporated by  Salomon Smith Barney  Inc.
         (the "Dealer Manager") or one  or more registered brokers or
          dealers  that  are   licensed  under  the   laws  of  such
           jurisdiction.

                     Notice of Offer to Purchase for Cash
                 All of the Outstanding Shares of Common Stock
          (Including the Associated Preferred Share Purchase Rights)
                                      of
                              Varlen Corporation
                                      at
                             $35.00 Net Per Share
                                      by

                        Track Acquisition Incorporated
                         a wholly owned subsidiary of
                        Amsted Industries Incorporated

   Track Acquisition Incorporated, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Amsted Industries Incorporated, a Delaware corporation ("Parent"), is offering to purchase all of the outstanding shares of Common Stock, par value $.10 per share (the "Common Stock"), of Varlen Corporation, a Delaware corporation (the "Company"), including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of June 17, 1996, as amended (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent (the Common Stock and the Rights together are referred to herein as the "Shares"), at $35.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their name and who tender directly to Citibank, N.A. (the "Depositary") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 21, 1999, UNLESS THE OFFER IS EXTENDED.


   The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. The Purchaser currently intends, as soon as practicable upon consummation of the Offer, to propose and seek to have the Company effect a merger or some similar business combination (the "Proposed Merger") between the Company and the Purchaser or an affiliate thereof, pursuant to which each then outstanding Share (other than Shares held by the Company in treasury, or owned by Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of Parent, or Shares, if any, that are held by stockholders who are entitled to and who properly exercise dissenters' rights under Delaware law) would be converted pursuant to the terms of the Proposed Merger into the right to receive an amount in cash equal to the
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per Share price paid pursuant to the Offer, without interest. Parent and the
Purchaser are seeking to negotiate with the Company with respect to the acquisition of the Company by Parent. The Purchaser reserves the right to amend the Offer upon entering into a merger agreement with the Company.

   The Offer is conditioned upon, among other things, (i) there being validly tendered prior to the expiration of the Offer and not withdrawn a number of Shares which, together with the Shares beneficially owned by the Purchaser and its affiliates, will constitute at least a majority of the outstanding Shares on a fully diluted basis as of the date the Shares are accepted for payment pursuant to the Offer; (ii) the Rights having been redeemed by the Company's Board of Directors, or the Purchaser otherwise being satisfied in its sole discretion that Rights are otherwise invalid or inapplicable to the transactions contemplated in the Offer to Purchase; (iii) the acquisition of Shares pursuant to the Offer being approved pursuant to Section 203 of the Delaware General Corporation Law or the Purchaser being satisfied in its sole discretion that the provisions of Section 203 restricting certain business combinations are invalid or inapplicable to the acquisition of Shares pursuant to the Offer and the Proposed Merger (by action of the Company's Board of Directors, the acquisition of a sufficient number of Shares or otherwise); and
(iv) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder and under any laws of foreign jurisdictions that are applicable to the purchase of Shares pursuant to the Offer having expired or been terminated. The Offer is also subject to certain other conditions described in Section 13 of the Offer to Purchase. The Offer is not conditioned upon Parent or the Purchaser obtaining financing.

   For purposes of the Offer, the Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares and, if the Distribution Date under the Rights Agreement occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights (unless the Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described above), (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares (or Rights) or Book-Entry Confirmations with respect to Shares (or Rights, if available) are actually received by the Depositary.

   Subject to the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof. Subject to applicable regulations of the Securities and Exchange Commission, the Purchaser also reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, if any of the conditions set forth in Section 13 of the Offer to Purchase are not satisfied and (ii) to waive any condition by giving oral or written notice of such delay, termination, amendment or waiver to the Depositary by making a public announcement thereof. Any extension, delay, termination, amendment or waiver of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an
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extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

   Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 Midnight New York City time, on Monday, June 21, 1999 (the "Expiration Date") and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 22, 1999 (or such later date as may apply in case the Offer is extended).

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in
Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. None of Parent, the Purchaser, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

   The information required to be disclosed by paragraph (e)(l)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

   A request is being made to the Company for the use of the Company's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by the Company with such request, the Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

   The Offer to Purchase and the Letter of the Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

   Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent, the Dealer Manager or to brokers, dealers, commercial banks or trust companies. Such additional copies will be furnished at the Purchaser's expense. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.
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                    The Information Agent for the Offer is:

                           Innisfree M&A Incorporated

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 Banks and Brokers Call Collect (212) 750-5833
                    All Others Call Toll Free (888) 750-5834

                      The Dealer Manager for the Offer is:

                              Salomon Smith Barney

                            Seven World Trade Center
                            New York, New York 10048